Exhibit 99.1
For Immediate Release
April 25, 2008

AJS BANCORP, INC. ANNOUNCES FIRST QUARTER EARNINGS
AND DECLARATION OF QUARTERLY DIVIDEND

AJS Bancorp, Inc. (Electronic Bulletin Board; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, Midlothian, Illinois today reported consolidated net income of $88,000 for the quarter ended March 31, 2008 as compared to $251,000 for the same quarter in 2007.  Basic and diluted earnings were $0.04 per share for the quarter ended March 31, 2008 and $0.12 for the quarter ended March 31, 2007.  The decrease in net income resulted from decreases in net interest income and non-interest income, and an increase in non-interest expense during the comparative periods.  More specifically, the Company recorded a $74,000 or $0.04 per share, net of taxes, first quarter 2008 unrealized loss on available for trading equity investments in accordance with FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  Excluding the impact of the SFAS 159 fair value charge the Company earned $0.08 per share during the three months ended March 31, 2008.

The Company’s Board of Directors announced today that it has declared a quarterly dividend of $0.11 cents per share. The dividend is payable on May 23, 2008, to stockholders of record on May 9, 2008.  AJS Bancorp, MHC (the “MHC”) intends to waive 100% of the quarterly dividend due on its 1,227,554 shares.  At March 31, 2008, the Company held cash totaling $23.7 million.  At March 31, 2008 the Bank’s tier 1 capital as well as its tangible capital ratio was 10.4%, and its risk-based capital ratio was 22.5%.

Financial Condition – At March 31, 2008 and at December 31, 2007

Total assets as of March 31, 2008 were $258.8 million, an increase of $10.5 million or 4.2% from $248.3 million at December 31, 2007.  The increase in total assets reflects an increase in cash and cash equivalents, certificates of deposit, and loans receivable, partially offset by a decrease in securities.  Cash and cash equivalents increased $5.3 million or 28.9% to $23.7 million at March 31, 2008 compared to $18.4 million at December 31, 2007.  Certificates of deposit increased $4.0 million or 133.5% to $7.0 million at March 31, 2008 compared to $3.0 million at December 31, 2007.  Multiple $100,000 certificates of deposit were purchased maturing primarily in one to two years with average yields from 3.25% to 3.40%.  Loans receivable increased $3.7 million or 2.8% to $136.7 million at March 31, 2008 from $133.0 million at December 31, 2007.  The increase in loans was primarily in commercial loans.  Securities decreased $2.0 million or 2.5% to $79.4 million at March 31, 2008 from $81.4 million at December 31, 2007 due to maturities, calls and principal repayments within the portfolio.  Total liabilities comprised almost entirely of deposits and borrowings increased $9.3 million or 4.2% to $229.7 million at March 31, 2008 from $220.4 million at December 31, 2007.  Total deposits decreased $1.9 million or 1.0% to $188.6 million at March 31, 2008 from $190.5 million at December 31, 2007.  Borrowings increased $12.2 million to $35.6 million at March 31, 2008 from $23.4 million at December 31, 2007.  The borrowings, consisting entirely of Federal Home Loan Bank advances, have maturities from two to five years.  Advance payments by borrowers for taxes and insurance decreased $417,000 or 26.9% to $1.1 million from $1.6 million at December 31, 2007, primarily as a result from the timing of payments.  Accrued expenses and other liabilities decreased $587,000 or 11.8% to $4.4 million at March 31, 2008 from $5.0 million at December 31, 2007.

The Company had non-performing assets of $576,000 at March 31, 2008 and $934,000 at December 31, 2007.  The allowance for loan losses was $1.5 million at March 31, 2008 and December 31, 2007.  This represents a ratio of allowance for loan losses to gross loans receivable of 1.09% and 1.15%, respectively at March 31, 2008 and at December 31, 2007.  The allowance for loan losses to non-performing loans was 261.98% as of March 31, 2008 compared to 164.78% as of December 31, 2007.

Total stockholders’ equity increased $1.2 million to $29.1 million at March 31, 2008 from $27.9 million at December 31, 2007.  The increase in stockholders’ equity was primarily due to increases in other comprehensive income due to the higher fair market value of securities available for sale.  The Company’s fair market value of securities increased $1.1 million at March 31, 2008 from December 31, 2007.  The Company recorded net income of $88,000 for the quarter ended March 31, 2008.

INCOME INFORMATION –THREE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007:

Net interest income decreased by $137,000 or 8.4% to $1.5 million for the quarter ended March 31, 2008 from $1.6 million for the comparable quarter in 2007.  Average interest earning assets were $237.5 million and $257.8 million during the comparative 2008 and 2007 quarters while the average yield was 5.37% and 5.55%, respectively.  The lower average yield in 2008 reflects lower short-term interest rates as the Federal Reserve reduced the federal funds target rate 300bp since September 2007.  Average interest-bearing liabilities decreased to $215.6 million for the quarter ended March 31, 2008 compared to $226.7 million for the comparable 2007 quarter, while the average cost of interest-bearing liabilities decreased to 3.13% from 3.42% for the comparable periods.  The decrease in our average cost of interest bearing liabilities reflects the lower market rates for deposits and borrowings since the Federal Reserve started lowering short-term interest rates in the third quarter of 2007.  Our net interest rate spread increased 12 basis points to 2.24% from 2.12% while our net interest margin decreased 1 basis point to 2.53% from 2.54%.  The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 110.15% for the three months ended March 31, 2008 from 113.71% for the same period in 2007.

The Company did not record a provision for the three months ended March 31, 2008, however a $70,000 negative provision was recorded for the three months ended March 31, 2007.  The negative provision recorded in 2007 reflects a combination of loan loss recoveries, decline in loan balances and our review of losses inherent in our loan portfolio.  At this time, management felt no additional provisions were necessary.  Should any unforeseen risks present themselves however, management may need to increase this provision in the future.

Non-interest income decreased $10,000 to $182,000 for the quarter ended March 31, 2008 from $192,000 for the comparable quarter in 2007.  The decrease in non-interest income is primarily the result of decreases in service charges on accounts and insurance commissions, offset by an increase in other non-interest items.  Service charge income decreased $18,000 or 14.4% to $107,000 for the quarter ended March 31, 2008 compared to $125,000 for the same period in 2007.  The decrease was primarily due to a decrease in prepayment penalties collected for the comparable quarters.  Insurance commissions decreased $4,000 or 19.1% to $17,000 for the quarter ended March 31, 2008 compared to $21,000 for the same period in 2007.  The decrease in insurance commissions reflects lower sales of variable and fixed rate annuities.  Income on other non-interest items increased $12,000 or 26.1% to $58,000 for the quarter ended March 31, 2008 compared to $46,000 for the same period in 2007.  The increase was due to the cash surrender value earnings of the $3.0 million bank owned life insurance ("BOLI") that was purchased in August 2007.

Non-interest expense increased $71,000 or 4.7% to $1.6 million for the quarter ended March 31, 2008 compared to $1.5 million for the quarter ended March 31, 2007.  The increase in non-interest expense is due to increases in data processing costs and other non-interest expense items, offset by a decrease in advertising and promotion costs.  Data processing costs increased $16,000 or 19.3% to $99,000 for the quarter ended March 31, 2008 compared to $83,000 for the same period last year.  The increase was primarily due to credits received during the quarter ended March 31, 2007 given in conjunction with negotiations on additional data services purchased .   Other non-interest expense items increased $121,000 or 42.5%to $406,000 for the quarter ended March 31, 2008 compared to $285,000 for the same period last year.  The increase in non-interest expense for the comparable quarters was primarily due to a $123,000 unrealized loss on available for trading equity investments (or $74,000 net after taxes) in accordance with FASB Statement No. 159 during the quarter ended March 31, 2008.  In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.  The standard provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The Company elected the fair value option for its marketable equity investments as of January 1, 2008, the effective date of the standard.  The Company’s equity assets include an investment in a mortgage mutual fund and common stock valued at $11.5 million and $28,000, respectively, as of March 31, 2008.  Subsequent to quarter end the Company sold 100% of its mutual fund investment and recorded a total realized loss of $191,600, of which $119,600 was recorded in the first quarter, and $72,000 will be recorded in the second quarter.  Therefore, the only asset currently remaining that will be valued using FASB Statement 159 is the Company’s common stock investments. Advertising and promotion costs decreased $28,000 or 37.8% to $46,000 for the quarter ended March 31, 2008 compared to $74,000 for the same period last year.  The decrease was primarily due to a decrease in the placement of newspaper advertisements.

Our federal and state taxes decreased $125,000 or 83.3% to $25,000 for the quarter ended March 31, 2008 from $150,000 during the same period of 2007.  Federal and state income tax expense as a percentage of income was 22.1% for the three months ended March 31, 2008 compared to 37.4% for the same period in 2007.  The decrease in federal and state taxes for the three months ended March 31, 2008 compared to the same period in the prior year is primarily the result of lower pre-tax income and the purchase of BOLI in August 2007.

Other financial information is included in the tables that follow.

This press release contains certain “forward-looking statements” which may be identified by the use of such words as “believe”, “expect”, “intend”, “anticipate”,  “should”, “planned”, “estimated” and “potential”.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic condition, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Contact:	Lyn G. Rupich
President
708-687-7400

AJS Bancorp, Inc.
Financial Highlights
(unaudited)	March 31, 2008	December 31, 2007
	(In thousands)
Selected Financial Highlights:
Total assets	$258,745	$248,349
Loans receivable, net	136,658	132,966
Securities	79,378	81,447
Deposits	188,567	190,534
Federal Home Loan Bank advances	35,575	23,350
Stockholders' equity	29,070	27,928

Book value per share (1)	14.28	13.71

Number of shares outstanding (2)	2,035,564	2,036,872

	Three months ended	Three months ended
	March 31, 2008	March 31, 2007
	(In thousands except per share information)

Selected Operations Data:
Total interest income	$3,189	$3,578
Total interest expense	1,688	1,940
Net interest income	1,501	1,638
Provision for loan losses	0	(70)
Net interest income after provision
for loan losses	1,501	1,708
Noninterest income	182	192
Noninterest expense	1,570	1,499
Income before taxes	113	401
Income tax provision	25	150
Net income	88	251

Earnings per share, basic	$0.04	$0.12
Earnings per share, diluted	$0.04	$0.12

	Three months ended	Three months ended
	March 31, 2008	March 31, 2007

Selected Operating Ratios:
Return on average assets	0.14%	0.38%
Return on average equity	1.23%	3.48%
Interest rate spread during the period	2.24%	2.12%
Net interest margin	2.53%	2.54%
Average interest-earning assets to average interest-
bearing liabilities	110.15%	113.71%
Efficiency ratio (3)	93.29%	81.91%

	As of	As of
	March 31, 2008	December 31, 2007
Asset Quality Ratios:
Non-performing assets to total assets	0.22%	0.38%
Allowance for loan losses to non-performing loans	261.98%	164.78%
Allowance for loan losses to loans receivable, gross	1.09%	1.15%

(1) Shareholders' equity divided by number of shares outstanding, inclusive of shares held by AJS Bancorp, MHC.
(2) Total shares issued, less unearned ESOP shares, and treasury shares.
(3) Non-interest expense divided by the sum of net interest income and non-interest income.

AJS BANCORP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
Dollars in thousands (except per share data)
(Unaudited)
	31-Mar-08	31-Dec-07
ASSETS

Cash and due from financial Institutions	$23,612	$18,296
Federal funds sold	77	77
TOTAL CASH AND CASH EQUIVALENTS	23,689	18,373

Certificates of Deposit	6,997	2,997
Securities	79,378	81,447
Loans receivable net of allowance for loan loss
of $1,509 at March 31, 2008, and $1,539 at
December 31, 2007.	136,658	132,966
Federal Home Loan Bank Stock	2,450	2,450
Premises and equipment	4,282	4,282
Accrued interest receivable & other assets	5,291	5,834
TOTAL ASSETS	$258,745	$248,349

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	188,567	190,534
Federal Home Loan Bank advances	35,575	23,350
Advance payments by borrowers for taxes
and insurance	1,134	1,551
Accrued expenses and other liabilities	4,399	4,986

TOTAL LIABILITIES	229,675	220,421
TOTAL EQUITY	29,070	27,928
TOTAL LIABILITIES AND SHAREHOLDERS
EQUITY	$258,745	$248,349

	31-Mar-08	31-Mar-07
INTEREST INCOME & DIVIDEND INCOME
Loans, including fees	$2,098	$2,147
Securities	909	781
Interest earning deposits & other	131	565
Federal funds sold	51	85
TOTAL INTEREST INCOME	3,189	3,578

INTEREST EXPENSE ON DEPOSITS
Deposits	1,384	1,640
Federal Home Loan Bank & Other	304	300
Total Interest Expense	1,688	1,940
NET INTEREST INCOME	1,501	1,638
Provision for loan losses	0	(70)
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	1,501	1,708

NON-INTEREST INCOME
Insurance commissions	17	21
Service charges on accounts	107	125
Other	58	46
TOTAL NON-INTEREST INCOME	182	192

NON-INTEREST EXPENSE
Salaries and employee benefits	800	856
Occupancy	219	201
Advertising & promotion	46	74
Data processing	99	83
Other	406	285
TOTAL NON-INTEREST EXPENSE	1,570	1,499

INCOME BEFORE INCOME TAXES	113	401
Income tax expense	25	150
NET INCOME	$88	$251

Earnings per share, basic	$0.04	$0.12
Earnings per share, diluted	$0.04	$0.12